Exhibit 24(b)(4.4):  Individual Retirement Annuity (“IRA”) Endorsement (VR-RA-4038(2017))

Voya Retirement Insurance and Annuity Company

[Windsor, Connecticut]

[Customer Service

P.O. Box 10450

Des Moines, Iowa 50306-0450

699 WALNUT ST STE 1350

DES MOINES IA 50309-3942]

[1-888-854-5950]

Individual Retirement Annuity (“IRA”) Endorsement

The Contract to which this Individual Retirement Annuity Endorsement (this “Endorsement”) is attached is hereby modified by the provisions of this Endorsement. The Endorsement provisions shall control if there is a conflict between the Endorsement and the Contract, including any other endorsements or riders issued with the Contract. Any capitalized terms not defined in this Endorsement shall have the meaning given to them in the Contract. This Endorsement is effective as of the Contract Date.

This Endorsement amends the Contract in order to meet the qualification requirements for a Traditional Individual Retirement Annuity (“Traditional IRA”) under section 408(b) of the Internal Revenue Code of 1986, as amended (“Code”) or a Simplified Employee Pension IRA (“SEP IRA”) under Code section 408(k), and shall be interpreted in accordance with those sections.

YOU MAY RETURN YOUR IRA AT THE ADDRESS SHOWN ABOVE WITHIN 7 DAYS (OR LONGER IF REQUIRED BY LAW OR BY THE PROVISIONS OF YOUR CONTRACT) AFTER THE DATE YOU RECEIVE IT. IF SO RETURNED, WE WILL PROMPTLY RETURN YOUR ENTIRE PREMIUM PAID LESS ANY WITHDRAWALS OR SURRENDERS. IF YOU RETURN YOUR IRA AFTER 7 DAYS, THE AMOUNT RETURNED WILL BE IN ACCORDANCE WITH THE "RIGHT TO EXAMINE AND RETURN THIS CONTRACT" PROVISION OF THE CONTRACT TO WHICH THIS IRA ENDORSEMENT IS ATTACHED.

If you send correspondence indicating your intent to return your IRA, your letter must be postmarked during the 7-day period (or longer if required by law or by the provisions of your Contract) following the date you received it.  You must also enclose your Contract.

1.      IMPORTANT TERMS AND DEFINITIONS

Compensation means wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code section 401(c)(2) (reduced by the deduction you take for Contributions made to a self-employed retirement plan if you are self-employed). For the purposes of this definition, Code section 401(c)(2) shall be applied as if the terms “trade” or “business” include service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. Compensation shall include any amount includible in your gross income under Code section 71 with respect to a divorce or separation instrument described in Code section 71(b)(2)(A). The term “Compensation” includes any differential wage payment, as defined in Code section 3401(h)(2). For purposes of this definition, the amount of Compensation includible in your gross income shall be determined without regard to Code section 112.

Contribution means Premium, as used in the Contract. Contributions may be limited as described in the “CONTRIBUTIONS” section below.

Designated Beneficiary means a natural person who is a “designated beneficiary” within the meaning of Code section 401(a)(9) and the Income Tax Regulations thereunder.

VR-RA-4038(2017)

Interest means the Accumulation Value plus the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations and, prior to the date that the Contract is annuitized, the actuarial value of any other benefits provided under the Contract, such as certain guaranteed living and death benefits.

Income Tax Regulations mean the regulations found in Title 26 of the Code of Federal Regulations.

2. NON-FORFEITABLE AND NON-TRANSFERABLE

The Contract is established for the exclusive benefit of you and your beneficiaries. Joint Owners are not permitted.  You are also the Annuitant.

Your Interest in the Contract is nontransferable and, except as provided by law, is nonforfeitable. It may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose.

3. CONTRIBUTIONS

3.1 Maximum Regular Contribution Limits

The Contract to which this Endorsement is attached may permit the Contribution of: (1) an Initial Premium and Additional Premiums, (2) an Initial Premium and, on a limited basis, Additional Premiums, or (3) only a single Premium. There may be minimum Initial Premium or Additional Premium amounts for the Contract, and we reserve the right to accept less Initial Premium or Additional Premium, if applicable, for Contracts issued with this Endorsement.

Contributions permitted to the Contract and this Endorsement are subject to the limits and conditions required by the Code and may include:

(1)   For a Traditional IRA, annual cash Contributions in an amount no greater than the lesser of:

(a)   100% of the individual Owner’s earned income; or

(b)   $5,000, as indexed for inflation ($5,500 in 2017), and in the case of an individual who is 50 or older at the end of the tax year, the annual cash Contribution limit is increased by $1,000.

(2)   For a SEP IRA, an Individual Owner’s employer may make Contributions that can be no greater than the lesser of:

(a)   25% of Compensation (maximum Compensation of $270,000 in 2017) or

(b)   $54,000 for 2017 (subject to annual cost of living adjustments for later years).

(3)   Rollover Contributions (as permitted by Code sections 402(c), 402(e)(6), 403(a)(4), 403(b)(8), 403(b)(10), 408(d)(3) and 457(e)(16));

(4)   Non-taxable transfers from an individual retirement plan under Code section 7701(a)(37); and

(5)   Repayment of a Qualified Reservist Distribution described in Code section 72(t)(2)(G).

We may also accept amounts related to recharacterizations or conversions to a Traditional IRA under this Endorsement, subject to the limits and requirements of the Code.

3.2 SIMPLE IRA Contribution Limitation

No Contributions will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code section 408(p). Also, no transfer or rollover of funds attributable to Contributions made by an  employer under its SIMPLE IRA plan will be accepted prior to the expiration of the two-year period beginning on the date you first participated in that employer’s SIMPLE IRA plan.

4. REQUIRED MINIMUM DISTRIBUTIONS

4.1 In General

Notwithstanding any provision of the Contract or this Endorsement to the contrary, the distribution of your Interest in this IRA shall be made in accordance with the requirements of Code Section 408(b)(3) and the Income Tax Regulations thereunder, the provisions of which are herein incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the Interest in this IRA must satisfy the requirements of Section 408(a)(6) of the Code and the regulations thereunder, rather than the provisions of subsections 4.2 and 4.3.

VR-RA-4038(2017)                                                 2

4.2 Required Minimum Distributions

Your entire Interest in the IRA will be distributed no later than April 1 following the calendar year in which you attain age 70½ (the "required beginning date") over your life or the lives of you and your Designated Beneficiary, or a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your Designated Beneficiary. Payments must be made in the form of periodic payments at intervals of no longer than one year and must be either non-increasing or they may increase only as provided in Q&As-1 and -4 of section 1.401(a)(9)-6 of the Income Tax Regulations. In addition, any distribution must satisfy the incidental benefit requirements specified in Q&A-2 under section 1.401(a)(9)-6 of the Income Tax Regulations.

The distribution periods described in the paragraph above cannot exceed the periods specified in section 1.401(a)(9)-6 of the Income Tax Regulations.

The first required payment can be made as late as April 1 of the year following the year in which you attain age 70½ and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval. If all or a portion of an individual account is used to  purchase an annuity after distributions are required to commence (the required beginning date, in the case of distributions commencing before death, or the date determined under Q&A-3 of section 1.401(a)(9)-3 of the Income Tax Regulations, in the case of distributions commencing after death), payments under the annuity, and distributions of any remaining account, must be made in accordance with Q&A-5(e) of section 1.401(a)(9)-5 of the Income Tax Regulations.

4.3 Distributions Upon Death

Death On or After Required Distributions Commence. If you die on or after the date required distributions commence, the remaining portion of your Interest will continue to be distributed under the Contract option chosen.

Death Before Required Distributions Commence. If you die before required distributions commence, your entire Interest will be distributed at least as rapidly as follows:

(1) If the Designated Beneficiary is someone other than your surviving spouse, the remaining portion of the entire Interest will be distributed, starting by the end of the calendar year following the calendar year of your death, over the Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the Designated Beneficiary, with such life expectancy determined using the age of the Designated Beneficiary as of his or her birthday in the year following the year of your death, or if elected, in accordance with paragraph (3) below.

(2) If the sole Designated Beneficiary is your surviving spouse, the entire Interest must be distributed, starting by the end of the calendar year following the calendar year of your death (or by the end of the calendar year in which you would have attained age 70½, if later), over such spouse’s life, or over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with paragraph (3) below. If the surviving spouse dies before required distributions  commence to him or her, the remaining Interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s Designated Beneficiary’s life, or over a period not extending beyond the remaining life expectancy determined using such Designated Beneficiary’s age as of his or her birthday in the year following the death of the spouse, or, if elected, will be distributed in accordance with paragraph (3) below. If the surviving spouse dies after the required distributions commence to him or her, any remaining Interest will continue to be distributed under the Contract option chosen.

(3) If there is no Designated Beneficiary, or if applicable by operation of paragraph (1) or (2) above, the entire Interest will be distributed by the end of the calendar year containing the fifth anniversary of your death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (2) above).

(4) Life expectancy is determined using the Single Life Table in Q&A-1 of section 1.401(a)(9)-9 of the Income Tax Regulations. If distributions are being made to a surviving spouse as the sole Designated Beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the Designated Beneficiary’s age in the

VR-RA-4038(2017)                                                 3

year specified in paragraph (1) or (2) above and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

(5) For purposes of this Section 4.3, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to the surviving spouse under paragraph (2) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of Section 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(6) If you die prior to the date Annuity Payments commence under the Contract and the sole Designated Beneficiary is your surviving spouse, the spouse may elect to treat the Contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a Contribution to the Contract or fails to take required distributions as the Designated Beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse Designated Beneficiary elects to treat the IRA as his or her own, remarries, and his or her new spouse is the sole Designated Beneficiary.

5. GENERAL PROVISIONS

5.1 Multiple IRAs

If you own more than one IRA, the required minimum distribution must be calculated separately for each IRA. The separately calculated amounts may be totaled and the total distribution taken from any one or more of your IRAs under the rules set forth in Q&A-9 of section 1.408-8 of the Income Tax Regulations. Amounts in IRAs that you hold as a beneficiary of the same decedent and which are being distributed under Code section 401(a)(9)(B)(iii) or (iv) may be aggregated, but such amounts may not be aggregated with amounts held in IRAs that you hold as the IRA owner or as the beneficiary of another decedent.

5.2 Annual Report

We will furnish annual calendar year reports concerning the status of the Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

5.3 Amendments

This Endorsement contains numerous references to various Code sections, Income Tax Regulations and Internal Revenue Service rulings and notices.  Such references are subject to change and this Endorsement will follow the most current Code sections, Income Tax Regulations and published internal Revenue Service rulings and notices.  We reserve the right to amend or administer this Endorsement, subject to regulatory approval, as necessary to comply with the Code, Income Tax Regulations or published Internal Revenue Service rulings and notices. We will send a copy of such amendment to the Owner. It will be mailed to the last post office address known to us.  Any changes shall apply uniformly to all Contracts that are affected.

5.4 Stretch IRAs

If the Contract and this Endorsement are issued in relation to a death benefit that the Owner inherited as a designated beneficiary under another annuity contract issued to another individual (the “original annuity owner”), then the Contract is revised to reflect the following:

(1)   No Additional Premiums will be allowed under this Contract;

(2)   The Owner of this Contract may not be changed;

(3)   Annuity Payments may not be elected, and instead annual distributions will occur as described above under the Required Minimum Distributions section for a non-spouse beneficiary.

Distributions of Accumulation Value under this Stretch IRA Section are otherwise subject to the normal operation of the terms and conditions of this Contract and any attached Endorsements, including Surrender Charges and value adjustments, as applicable.  This Section shall not apply if the Owner is the surviving spouse of the original annuity owner and elected to continue the Contract and this Endorsement as his or her own IRA.

VR-RA-4038(2017)                                                 4

5.4 Annuity Plan Table

When the underlying Contract is issued in connection with a SEP-IRA, following table replaces the Annuity Plan B Table: Life Income (Single Annuitant) found in the Contract Schedule of the Contract.

This table shows the minimum monthly Annuity Payment amount for each $[1,000] of Accumulation Value applied under the Annuity Plan, assuming fixed payments with a net investment return of [1.0%] and using the [IAM 2012 Basic Table ALB].

[Annuity Plan B Table: Life Only and Life with Period Certain (Single Annuitant)]

[Beginning of Month Payments Per $1,000]
[Age of Payee When Payments Begin	Life Only	Life with 10 Year Period Certain	Life with 20 Year Period Certain]
[50	$2.75	$2.74	$2.70
55	3.09	3.07	3.00
60	3.53	3.50	3.34
65	4.12	4.04	3.73
70	4.93	4.76	4.11
75	6.12	5.69	4.40
80	7.96	6.79	4.54
85	10.82	7.79	4.58]

Factors for ages not shown will be supplied upon request.

When the underlying Contract is issued in connection with a SEP-IRA, any other Annuity Plan we may make available will be on a Unisex basis.

All other provisions of the Contract to which this Endorsement is attached remain unchanged.

Signed:

[/s/Jennifer M. Ogren]

[Jennifer M. Ogren]

[Secretary]

VR-RA-4038(2017)                                                 5